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EXHIBIT 99.2

           DITECH COMMUNICATIONS COMPLETES ACQUISITION OF ATMOSPHERE NETWORKS

            ACQUISITION GIVES DITECH KEY OPTICAL NETWORKING SYSTEMS EXPERTISE

Mountain View, California, July 26, 2000 -- Ditech Communications Corporation (Nasdaq: DITC) today announced it has completed the purchase of privately held Atmosphere Networks, Inc. of Campbell, California in a stock and cash merger. Atmosphere Networks is an emerging provider of optical networking products, enabling carriers to combine various types of traffic (voice, data and video) onto an optical network.

Under the terms of the agreement, the stockholders of Atmosphere Networks will receive $88.5 million, with payment divided between $8 million in cash and $80.5 million in shares of Ditech common stock. The acquisition will be accounted for under purchase accounting and will be reported as part of the Company's first quarter operating results. The acquisition is expected to be dilutive to earnings per share excluding amortization of goodwill, purchased technology and other acquisition related costs in the near term, but is not expected to result in a material deviation from Ditech's operating plan for 2001 exclusive of acquisition related costs.

"With this acquisition, we combine our optical transport expertise and Atmosphere Networks' data networking system expertise and nearly double our optical engineering staff," said Tim Montgomery, Ditech's President and CEO. "This infusion of engineering resources enables us to more quickly expand our current suite of optical amplifiers and other subsystems products and to accelerate the time-to-market for our next suite of optical products."

DITECH COMMUNICATIONS CORPORATION

Ditech Communications Corporation is a global telecommunications equipment supplier for voice and data networks. Ditech's voice products are high-capacity echo cancellers that utilize advanced software and digital signal processor (DSP) technology. This unique combination of software and hardware allows Ditech to deliver Voice Quality of Service (VQoS(TM)), a robust and cost-effective solution for voice enhancement and echo cancellation. Ditech's products for data networks provide building blocks for high-speed, high-capacity backbone networks. These products are based on wavelength division multiplexing (WDM), a technology that enables many wavelengths of light, each carrying multiple gigabits of information, to be carried on one fiber optic connection. With Ditech's WDM products, network equipment companies and service providers can quickly and cost-effectively expand their network capacity to meet the growing demands of the Internet age without incurring the enormous time and expense of laying new fiber optic cable. Ditech (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California (Web site: http://www.ditechcom.com).

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Ditech's expected financial, marketing, and competitive performance. Actual results could differ materially as a result of unanticipated factors and events, including those detailed in Ditech's filings with the Securities and Exchange Commission, including its prospectus dated October 5, 1999.

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